Exhibit 10.2

SECURITIES TRANSACTIONS

Basic Principles

The guidelines can be summarized in the following basic principles:

•
It is not prohibited to trade: Being a shareholder or holder of any security whose underlying asset is shares of the Company is not a prohibited or punishable act. On the contrary, it is permitted.

•
Trading without complying with the Law or these Guidelines is serious: However, there are certain laws, rules, and recommendations for trading securities.

•
Blackout Periods: Regulations establish blackout periods that must be considered when trading securities representing the Company’s share capital.

•
Use of Proprietary Information of the Company: All related persons are obliged to maintain the confidentiality of ALL confidential information they become aware of by virtue or during their role, and not to use it for purposes other than those of their position.

•
Related Persons must report certain transactions: Under certain circumstances, related persons must submit various notices and reports when trading securities representing the Company’s share capital, either to the Commission and the Exchange and/or to the Company. The form, content, deadline, and recipient of each notice or report will vary depending on the specific circumstances of the transaction, including the person involved and/or the volume traded.

•
Some Persons Are More Exposed to Confidential and/or Insider Information: Certain individuals are more exposed to Confidential and/or Insider Information and are therefore subject to greater scrutiny and stricter trading restrictions.

•
Securities: This applies to direct transactions or financial derivative transactions that are settled in kind or in cash, such as options, forwards, and others.

Failure to consider and/or comply with applicable legal provisions and the improper use of insider information is a grave matter that we will seek to avoid and pursue with severity.

“Guidelines, Policies and Control Mechanisms Applicable to Securities Transactions Carried Out by the Company’s Directors, Officers and Employees” (the “Guidelines”)

I. General

On Confidential Information

The proper use of confidential information is a priority for the Company.

Individuals related to the Company must maintain confidentiality regarding any information or matters they become aware of due to their position within the Company when such information or matters are not public in nature.1

Additionally, and without prejudice to the above obligation, any information about the Company that has been designated as confidential by the Company, or that is expressly classified as such in documents, contracts, or agreements that govern relationships with clients, or that is deemed confidential under applicable legal provisions, shall be considered “Confidential Information.”

Confidential Information includes information that could be useful to a competitor if disclosed. The concept also covers information clients and suppliers have entrusted to the Company. Furthermore, the confidentiality of such information—and the corresponding obligation to safeguard it—remains in effect even after the termination of the individual’s collaboration or employment with the Company.

Persons with access to Confidential Information must not use or share it in relation to securities transactions nor for any purpose other than performing their duties within or for the Company. Any person related to the Company must maintain the confidentiality of any Confidential Information entrusted to them unless its disclosure is authorized by a Company official duly authorized to do so or is required by law or competent authority.

Confidential Information will also qualify as “Material Market Information” if it relates to the registration of securities with the Registry maintained by the Commission, public offerings, acquisitions or sales of an Issuer’s own shares, or transactions ordered by investor clients. This concept also includes Confidential Information about the Company or any other issuer that was obtained within the Company’s governing bodies.

Likewise, under the Securities Market Law, “Insider Information” can be broadly understood as any material event, of any nature, that affects or could affect the prices, volumes, or market value of securities registered with the Registry and that has not been disclosed to the public through proper channels.

If you are unsure whether you are considered a related person to the Company, or whether certain information constitutes “Confidential Information,” “Material Market Information,” or “Insider Information,” you must consult the Responsible Officer before trading in or recommending securities issued by the Company or by the company to which the information refers, or before disclosing such information to any third party who does not need to know it due to their position, function, or mandate.

1 Article 34 Securities Market Law

On Persons Related to the Company

Persons related to the Company may be grouped into two categories: Related Persons and Exposed Persons, depending on their level of involvement in the Company’s activities and their exposure to Confidential Information.

Related Persons

These Guidelines contain the main terms and conditions under which the Company recommends that members and the secretary of the board of directors, the CEO and other relevant officers, employees, as well as agents and external auditors of the Company or legal entities controlled by it, and persons related to the aforementioned individuals (the “Related Persons”), carry out securities transactions involving instruments to which they have, or may have, access to Insider Information or Material Market Information.

Exposed Persons

While the Company recommends that ALL Related Persons follow these Guidelines, it considers that Exposed Persons (as defined in the Glossary of Terms and Conditions included at the end of this document) have greater exposure to Material Market Information and/or Insider Information by their position or functions. Therefore, the Company recommends that these individuals be especially rigorous in their judgment and report their transactions to the Company.

Section 16 Reporting Persons

In addition to the categories of Related Persons and Exposed Persons described above, the Company’s directors and officers who meet the criteria set forth in the definition of “Section 16 Reporting Persons” in the Glossary are subject to specific beneficial ownership reporting obligations under Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a result of the Holding Foreign Insiders Accountable Act (the “HFIAA”). These obligations, which became effective on March 18, 2026, are in addition to any reporting obligations under Mexican securities laws and these Guidelines. Section 16 Reporting Persons are subject to the expedited post-trade notification and SEC filing requirements described under “Reporting and Notifications” and “Section 16(a) Compliance for Section 16 Reporting Persons” below. For the avoidance of doubt, the HFIAA does not extend Section 16(a) reporting obligations to holders of more than 10% of the Company's securities in their capacity as such; however, any such holder who also serves as a director or officer of the Company will be subject to Section 16(a) in that capacity. Beneficial owners of more than 5% of a class of equity securities of the Company will continue to have reporting obligations on Schedule 13D or Schedule 13G under Section 13 of the Exchange Act.

II. Securities Transactions

Below are the terms and conditions under which we recommend that ALL Related Persons and Exposed Persons carry out transactions involving securities issued by the Company or financial derivative instruments whose underlying asset is such securities.

Insider Information

It is always inappropriate to trade in the Company’s securities while possessing Insider Information or to disclose it (even partially) to third parties who do not require it to perform their duties.

Definition of Insider Information

The Securities Market Law defines material events as:

“Acts, facts, or events of any nature that affect or may affect the prices of securities registered with the Registry...”

The Law also provides that:

“The knowledge of material events that have not been disclosed to the public... constitutes insider information for the purposes of this Law. It is not necessary for the individual to know all the characteristics of the material event in order to possess insider information, as long as the portion to which they have access could affect the price or value of an issuer’s securities.”2

The concept of Insider Information does not distinguish whether such information originates from the issuer or not. That is, for the Securities Market Law, the disclosure source is irrelevant.

The key factor in determining whether information is considered Insider Information is whether an investor would regard it as necessary when making an investment decision (to buy, sell, or hold a particular security) and whether the information could affect the security’s price or value. Common examples of Insider Information may include, among others, information related to revenues, expenses, changes in the financial condition or operating results that differ significantly from what would reasonably be expected based on the Publicly Available Information at that time, material acquisitions, the introduction of significant new products or services, new dividend distribution policies, material resolutions adopted by the management bodies and their dependent executive committees, global expansion programs, their amendments or cancellations, as well as mergers, spin-offs, and corporate transformations.

Information is considered Insider Information as long as it has not been made available to the general public. Information is considered public when it is disclosed to the broad investing public through a deliberate and widespread communication and dissemination process and through the means established by the applicable legal provisions (e.g., not through the press), thereby ensuring equal opportunities for all market participants. Limited disclosure or market rumors are not considered public information.

Who has access to Insider Information?

It is essential to mention some of the situations in which the Securities Market Law presumes, unless proven otherwise, that specific individuals may have access to Insider Information, if such information has been generated:

I. Members and the secretary of the board of directors, statutory auditors, the chief executive officer, and other key executives, as well as legal representatives and external auditors of the issuer or legal entities controlled by the issuer.

II. Persons who, directly or indirectly, hold ten percent or more of the shares representing the issuer's capital stock or securities representing such shares.

III. Members and the secretary of the board of directors, statutory auditors, the chief executive officer, other key executives, legal representatives, and external auditors or their equivalents of legal entities that, directly or indirectly, hold ten percent or more of the issuer's capital stock.

IV. Members and the secretary of the board of directors, statutory auditors, the chief executive officer, and executives who hold positions at the hierarchical level immediately below the CEO, the internal controller, legal representatives, and employees, or their equivalents, of securities market intermediaries or persons

2 Article 362, Securities Market Law

providing independent or subordinate personal services to an issuer, in any event that constitutes a material event involving Insider Information, as well as any legal entity—whether or not it is an issuer—that has any financial, administrative, operational, economic, or legal relationship or connection with the issuer to which the relevant event is attributed, or that participated in any way in the act, event, or circumstance related to said material event…

VIII. Any person or group of persons who have significant influence over the issuer and, where applicable, over the companies comprising the business group or consortium to which the issuer belongs.

IX. Persons who exercise control or decision-making power over the issuer.

X. Persons who carry out securities transactions that deviate from their historical investment patterns in the market and who could reasonably be deemed to have had access to Insider Information through individuals referred to in sections I through IX above. It will be considered that the following persons could reasonably have had access to such Insider Information:

a) The spouse, cohabiting partner, or common-law partner of the individuals mentioned in sections I through IX of this article.

b) Persons related by blood, marriage, or legal adoption up to the fourth degree to the individuals mentioned in sections I through IX of this article.

c) Partners, associates, or co-owners of the individuals mentioned in sections I through IX of this article.

d) Those who have had contact or ongoing communication, by any means, with the individuals referred to in sections I through IX of this article, as well as with those mentioned in subsections a) to c) above.

As can be seen, not only individuals directly related to an issuer may have access to Insider Information, but the Securities Market Law also presumes that individuals such as spouses or cohabitants of such persons, or those who have family, personal, professional, or work relationships with them—or even those who, without having any formal connection, have had contact with them by any means—may also have access to Insider Information and, therefore, are subject to the applicable provisions and penalties regarding Insider Information.

Prohibition on the Use of Insider Information

The Securities Market Law prohibits the improper use of Insider Information by establishing that:

“Persons who have access to Insider Information shall under no circumstances:

a.
Conduct or instruct the execution of transactions, directly or indirectly, involving any type of securities issued by an issuer or securities representing them, whose price or quotation may be influenced by such information while it retains the character of insider information;

b.
Provide or transmit the information to another person or persons, unless the person receiving the information must be made aware of it due to their employment, position, or assignment; and

c.
Issue recommendations regarding any type of securities or securities representing them, whose price or quotation may be influenced by such information while it retains the character of insider information…”3

3 Article 364, Securities Market Law

The above provision makes no distinction as to whether a benefit is obtained or not. That is, what the Securities Market Law penalizes is the improper use of Insider Information, regardless of whether a profit was made, or a loss was avoided.

Accordingly, executing and/or instructing transactions involving securities and/or derivative financial instruments based on securities issued by the Company, based on Insider Information, is prohibited at all times.

In accordance with applicable legal provisions, it is strictly prohibited at all times to engage in transactions involving securities and/or derivative financial instruments based on securities issued by the Company when in possession of Insider Information related to the issuer of such securities. This includes Insider Information regarding subsidiaries, competitors, suppliers, customers of the issuer, or any other party with whom the issuer maintains professional or business relationships.

Additionally, any person with access to Insider Information must refrain from instructing others to carry out transactions on their behalf or for their benefit.

It is also important to consider that prohibitions regarding the use of Insider Information continue even after the person has ceased working with the Company, as long as they remain in possession of such Insider Information.

III. Principles for Trading with Sensitive Market Information

1. General Principles

Related Persons and Exposed Persons who possess Sensitive Market Information may carry out transactions with securities issued by the Company, in accordance with the terms and conditions set forth in this Section III.

Without prejudice to the provisions of the Securities Market Law, and in accordance with Article 5, section (V) of the General Provisions Applicable to Transactions with Securities by Board Members, Executives, and Employees of Financial Institutions and Other Obligated Persons (the “General Provisions”), Related Persons and Exposed Persons must observe the following principles when executing transactions involving securities with respect to which they have or may have access to Sensitive Market Information:

a.
Transparency in the execution of transactions.

b.
Equal opportunities with other market participants when executing transactions involving the securities mentioned in this section. Equal opportunity is deemed to exist in open market operations only when the following behaviors are not carried out:
•
Market manipulation, which, according to the Securities Market Law, refers to any act carried out by one or more persons that interferes with or influences the free interaction between supply and demand, artificially affecting the price or volume of securities in order to benefit themselves or third parties.
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Executing simulated transactions in terms of volume or price of securities.
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Distorting the proper functioning of the trading system or the computer systems of the stock exchanges or companies that manage trading systems.
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Participating in transactions that involve conflicts of interest.
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Violating sound market customs and practices.
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Placing or intervening in the execution of securities transactions for their own benefit or for others, while knowingly anticipating client instructions placed with a securities market intermediary involving the same security.

c.
Compliance with sound market customs and trading practices.
d.
Absence of conflicts of interest.

e.
Refrain from trading using Insider Information, or in the case of Sensitive Market Information, refrain from doing so in any manner other than that provided in these Guidelines.

2. Trading Periods for Sensitive Market Information

Related Persons to the Company and Exposed Persons who possess Sensitive Market Information may trade the Company's securities under the following conditions:

✓
It is recommended to refrain from trading the Company’s securities during the period indicated by the Company in cases where it has announced its intention to carry out public offerings, register securities with the Commission, or repurchase or sell its own shares.
✓
To ensure that Related Persons do not inadvertently trade against the Company’s repurchase operations, it is suggested that such Related Persons abstain from trading the Company's securities on dates the Company has notified them that repurchase operations are scheduled.

V. Additional Blackout Periods

In accordance with the Securities Market Law, and except for certain exceptions, persons who are considered to have access to Insider Information are prohibited from acquiring, directly or indirectly, securities and/or derivative financial instruments based on securities issued by the issuer with which they are associated, for a period of three months starting from the last sale they made of such securities.

This restriction also applies to sales, with reference to the most recent acquisition made of any class of securities issued by the relevant company.

In addition to the above, the following recommendations are made regarding trading:

✓
It is suggested to refrain from trading the Company’s securities during the 24 hours following the release of financial or operational reports by the Company.

This 24-hour blackout period is recommended to allow the market sufficient time to “digest” the information disclosed. It also considers that after each quarterly report to the exchange, information about the Company is “fresh,” and that management has made its best effort to ensure that all relevant information, including financial data, is publicly available.

✓
It is recommended to refrain from trading the Company’s securities during the period from five (5) calendar days prior to a Board of Directors or Shareholders’ Meeting held to approve the Company’s quarterly or annual financial information, until such information has been made available to the investing public and the National Banking and Securities Commission.
✓
To ensure that Related Persons do not inadvertently trade against the Company in its share repurchase operations, it is recommended that such persons refrain from trading the Company’s securities from market open until 10:00 a.m. on days the Company has notified Related Persons of scheduled repurchase operations.

In no case may individuals trade if they are in possession of Insider Information.

Exposed Persons

The Company also recommends that Exposed Persons exercise a high level of prudence when trading the Company’s securities. Exposed Persons, whether regularly or occasionally involved in trading must be rigorous in their individual assessment to ensure that under no circumstances are they trading while in possession of Insider Information.

V. Guide to Information on Applicable Regulations

Related Persons are subject to various regulatory frameworks concerning trading in securities listed in the Commission’s registry, including, the Securities Market Law, the General Provisions Applicable to Issuers of Securities and Other Market Participants (the “Issuers’ Sole Circular”), the General Provisions, and other applicable regulations in Mexico. They are also subject to the laws of any countries where the Company’s securities are listed or traded, including the beneficial ownership reporting obligations under Section 16(a) of the Exchange Act applicable to Section 16 Reporting Persons, as further described under “Section 16(a) Compliance for Section 16 Reporting Persons” in these Guidelines.

. These regulatory frameworks include obligations and prohibitions such as:

•
Prohibitions: These include, among others, the improper use of Company information, misuse of Confidential Information, acts of manipulation or simulation, participating in transactions involving conflicts of interest, and violating sound market practices.
•
Disclosure Rules: These include, among others, the obligation to disclose significant holdings and certain transactions to the Company, the Commission, the Exchange, or even the investing public, depending on the specifics of the transaction.
•
Special Rules for Certain Transactions: These include rules applicable in the context of public offerings and/or participation in the Company’s repurchase fund.

Additionally, Related Persons may be subject to various laws concerning confidentiality, such as the Industrial Property Law, the Federal Criminal Code, and the Regulatory Law of Article 5 of the Mexican Constitution regarding the practice of professions in Mexico City.

Each subscriber of these Guidelines is provided with a regulatory compilation relating to securities transactions. This compilation contains the main legal and regulatory frameworks applicable to trading securities. Each person who receives these Guidelines must review the regulatory compilation and familiarize themselves with its contents.

The Responsible Officer is available to answer any questions related to the legal framework applicable to securities transactions involving the Company, as well as the use of Confidential Information.

In any case, the compilation provided may not be exhaustive, and the Company is not obligated to update it every time there is a regulatory change. Each Related Person is responsible for knowing and staying up to date with the regulatory provisions that apply to them.

VI. Information Control

All Confidential Information must be used exclusively for its intended purposes and must not be disclosed to third parties who do not require it for the performance of their duties. Every Related Person is responsible for not sharing Confidential Information except with those who need to know it, and for ensuring that others do not gain access to it.

The Company has established a series of control measures to safeguard Confidential Information (especially Sensitive Market Information and/or information that could be considered Insider Information) and to ensure that such information is known only by those who need access to it. However, it is the responsibility of each Related Person to protect the confidentiality of the Confidential Information they become aware of or receive due to their employment, role, assignment, or position. Any failure in physical or technological safeguards does not exempt Related Persons from their own responsibilities.

Control Measures:

a. Confidential Information

•
It is recommended that email auto-complete features be disabled on computers, and in any case, each email address should be verified before sending an email.
•
Confidential Information must be labeled as “confidential.”
•
Confidential Information must only be shared with employees or advisors of the Company who need to know it in order to carry out their tasks or responsibilities.
•
It is strictly prohibited to discuss the Company’s Confidential Information with family members, friends, acquaintances, or any third parties not affiliated with the Company and without a need to know.
•
The Company recommends minimizing, to the greatest extent reasonably possible, discussions of Confidential Information in public places and taking precautionary measures to reduce the risk of leaks.
•
All questions, comments, or inquiries about the Company received from external third parties (e.g., the press) should be directed to the Responsible Officer.
•
If Confidential Information needs to be destroyed, deleted, or disposed of, appropriate precautions must be taken to prevent third-party access, such as shredding physical documents.
•
If Confidential Information needs to be copied or reproduced, prudence should be exercised at the custodian’s discretion, such as retrieving documents immediately from printers, avoiding reproduction in public areas, and restricting removal of copies from the Company’s premises unless required, and with caution. Any loss must be reported immediately to the Responsible Officer.
•
The Responsible Officer must keep a record of every person who has access to Confidential Information and ensure that such information is known only to those whose roles or responsibilities require it. This record may be kept in written or electronic form and must include: the information accessed, documents reviewed, and the date, method, and time of access.

This record must be made available to the Commission and kept for at least five years from the date the information was generated or obtained.

b. Sensitive Market Information and Insider Information

The same control measures apply as for other Confidential Information, along with the following:

•
The Responsible Officer must maintain a record of every person with access to Sensitive Market Information and Insider Information, verifying that the information is known only to those who need access due to their roles. This record may be kept in written or electronic form and must include: the information accessed, documents reviewed, and the date, method, and time of access.

This record must be made available to the Commission and kept for at least five years:

o
For Insider Information: from the date the relevant material event is made public.
o
For Sensitive Market Information: from the date the information was generated or obtained.
•
Workspaces (including printing areas) of Exposed Persons should, where possible, be physically separated from those of other employees or collaborators and from areas accessible to individuals not affiliated with the Company.
•
Sensitive Market Information should be stored in electronic and/or physical files accessible only to persons who require it due to their responsibilities. The Company will make its best efforts to implement technological and physical safeguards to restrict access to such information. However, failure in these safeguards does not exempt any person from the duty to keep Sensitive Market Information confidential, nor from the responsibility to prevent its improper use by themselves or others.
•
The Responsible Officer will assign the necessary access keys or codes for Sensitive Market Information and will maintain a record of individuals to whom such keys or codes are granted. Each person receiving an access key is responsible for not sharing it.
•
Sensitive Market Information may not be stored on removable devices and must not leave the Company’s premises in either physical or electronic form, except in reasonably justified cases. In such cases, the information will remain under the care and responsibility of the person who removed it.
•
Any person who becomes aware of Sensitive Market Information that may be or become Insider Information must immediately notify the Responsible Officer, who in turn will inform the Company’s CEO. The CEO will then determine the terms and timing for its disclosure in accordance with applicable regulations. Meanwhile, the Responsible Officer will maintain the required records per these Guidelines.

•
All emails from Company officials and employees classified as Exposed Persons may be reviewed periodically by the Responsible Officer.

VII. Training and Monitoring

The Responsible Officer shall review the Company’s Code of Ethics and these Guidelines annually. When deemed necessary, the Responsible Officer will propose amendments to these documents to the CEO, who will in turn submit them to the Board of Directors for approval of any changes considered appropriate.

Likewise, the Responsible Officer will submit for the CEO's approval periodic training programs to ensure proper implementation of these Guidelines among the Company’s board members, officers, and employees.

VIII. Internal Control Measures

The Responsible Officer shall oversee compliance with the Securities Market Law and other applicable legislation concerning securities transactions by Related Persons, as well as with these Guidelines. To this end, the Responsible Officer shall:

•
Receive and review transaction reports from Exposed Persons, as referred to in Section IX of these Guidelines.
•
Receive and process information submitted by Related Persons in compliance with Article 53 of the Issuers' Sole Circular.
•
Upon request from the Exchange and/or the Commission—based on Article 106 of the Securities Market Law and Article 50 (last paragraph) of the Issuers’ Sole Circular—should there be unusual movements in the trading of securities issued by the Company, the Responsible Officer shall review trading controls in accordance with Article 53 of the Circular and make the relevant disclosures to the Exchange, the Commission, and/or the investing public, as appropriate.
•
Receive and address inquiries from Related Persons regarding securities transactions involving the Company or those for which they may have access to Confidential Information, Sensitive Market Information, or Insider Information.
•
Maintain a record of access to Insider Information whose disclosure has been deferred under the Securities Market Law.
•
Assign access codes to Sensitive Market Information and Insider Information.
•
Promote ongoing training on securities trading practices among individuals with access to Sensitive Market Information.
•
Maintain control over periodic information received by the Company regarding shareholdings in accordance with the Securities Market Law and the Issuers’ Sole Circular.

•
Serve as the communication channel between the individual or department responsible for share repurchase operations and the Related Persons, in compliance with Article 366, second paragraph of the Securities Market Law.
•
Maintain a current list of Section 16 Reporting Persons, their reportable entities, and all brokerage accounts in which the Company’s equity securities are held on behalf of such persons.
•
Coordinate with the Company’s financial printer, and consult with external legal counsel as needed, to prepare and file Forms 3, 4, and 5 with the SEC within the applicable filing deadlines, and maintain an updated record of the beneficial ownership of each Section 16 Reporting Person.

IX. Reporting and Notifications

Each Related Person is responsible for notifying the Company and, where applicable, the Commission and/or the investing public if any of the circumstances outlined in the Securities Market Law or General Provisions are triggered, in accordance with the deadlines, formats, and terms of those provisions.

Below is a summary of the key reports and notices to be submitted to the Company by Related Persons when trading in the Company’s securities or related financial instruments:

Pre-Trade Inquiries

Pursuant to Article 366 of the Securities Market Law, persons and fiduciary institutions covered by said article—on dates when the Company has communicated planned share repurchase operations—must, before placing any order to buy or sell the Company’s securities, consult with the Company (via the Responsible Officer) to confirm whether the Company has issued or intends to issue purchase or sale orders for its shares or related securities.

If so, they must refrain from placing buy/sell orders unless it is a public offering or meets a legal exception. The Responsible Officer shall inform such persons of the time frame for the Company’s operations, typically from the market open until 10:00 a.m.

Post-Trade Notices

Material Transactions: Related Persons must notify the Company and, where applicable, the Commission and/or the investing public, when engaging in material transactions involving the Company’s securities. These disclosure obligations generally apply when shareholders exceed 10% of the Company’s capital or when there are 5% variations in holdings by Related Persons (which includes 10% shareholders).4

4 Acquisitions exceeding 30% of the outstanding capital stock may trigger a public tender offer requirement. This scenario is not covered by these Guidelines.

Trading Thresholds: According to the current General Provisions Applicable to Issuers of Securities and Other Participants in the Securities Market, transactions that exceed 1,000,000 investment units, within five business days or a calendar quarter, must be reported by Related Persons to the Commission. These reports may be confidential and must be submitted using the formats, timelines, and methods established in the applicable regulations.

Unusual Movements – Immediate Action:

To enable the Company to comply with requests from the Commission or the Exchange under Article 106 of the Securities Market Law and Article 53 of the Issuers’ Sole Circular, the Responsible Officer may request Related Persons to confirm (via any means, including email) whether they conducted any trades involving the Company’s securities. Related Persons must respond on the same day the request is received.

Transactions by Related and Exposed Persons

Related and Exposed Persons must report to the Responsible Officer each time they conduct trades involving the securities listed below and for which they have access to Sensitive Market Information.

These include trades executed for their own account—either directly or indirectly—based on Sensitive Market Information concerning:

•
Securities registered with the Commission.
•
American Depositary Receipts (ADRs) or similar instruments in foreign markets representing such securities, or equivalent instruments.
•
Derivative financial instruments whose underlying asset is securities registered with the Commission.

The report must be submitted truthfully and promptly to the Responsible Officer within ten business days of the trade, using the form provided in Annex “A.”

Special Rule for Section 16 Reporting Persons: Notwithstanding the foregoing, Section 16 Reporting Persons must notify the Responsible Officer of any reportable transaction in the Company’s equity securities as soon as possible following execution and in any event no later than one (1) business day after the date of execution of such transaction. The notification must include: (a) the identity of the Section 16 Reporting Person and any related party involved; (b) the type of transaction (e.g., purchase, sale, gift, option exercise, vesting and settlement of equity awards, or other disposition); (c) the date of execution; (d) the number of securities involved; and (e) the price per share or unit. This expedited notification is required to enable the Company to prepare and file the applicable Form 4 with the SEC within the two-business-day filing deadline prescribed by Section 16(a) of the Exchange Act.

Exemptions from Reporting:

•
Independent Decision-Making Investments: Investments in mutual funds, federal government securities, indexed trust certificates under Article 63 Bis 1 (Section III) of the Securities Market Law, and other instruments where the individual has no role in the investment decision process.
•
Standardized Discretionary Accounts: Investments under discretionary account management services, provided that the strategy is standardized and was agreed upon in advance.

Periodic Disclosure

By April 30 of each year, the Company (through the Responsible Officer) shall send a letter to each board member and key executive requesting disclosure of the number, series, and class of shares they directly or indirectly own or benefit from, as well as the value and percentage such shares represent of the Company’s capital stock, using the format in Annex V of the Issuers’ Sole Circular or its applicable equivalent.

Likewise, directors and key executives holding more than 1% of the Company’s capital (directly or indirectly) and any individual or entity holding 5% or more of the capital must provide this information by May 15 each year, coinciding with the ordinary shareholders’ meeting that approves the prior year’s results.

Any individual who owns or benefits from 1% or more of the Company’s capital through one or more legal entities, trusts, or other investment vehicles must also disclose this information using the same annex, detailing the ownership structure.

X. Section 16(a) Compliance for Section 16 Reporting Persons

SEC Reporting Obligations – Forms 3, 4, and 5

Section 16(a) of the Exchange Act requires Section 16 Reporting Persons to file the following reports with the SEC:

•
Form 3 (Initial Statement of Beneficial Ownership): Must be filed within 10 calendar days after becoming a Section 16 Reporting Person, even if such person does not beneficially own any securities of the Company required to be reported at such time.
•
Form 4 (Statement of Changes in Beneficial Ownership): Must be filed by 10:00 P.M. Eastern Time on the second business day following each reportable transaction resulting in a change in beneficial ownership (other than certain small acquisitions of less than US$10,000 in the aggregate, which may be deferred to Form 5).
•
Form 5 (Annual Statement of Beneficial Ownership): Due within 45 calendar days after the Company’s fiscal year-end. Captures transactions and holdings not previously reported on Forms 3 or 4, including certain deferred transactions and corrections.

Forms 3, 4, and 5 must be filed electronically through the SEC’s EDGAR Next system. While Section 16 Reporting Persons bear ultimate legal responsibility for the accuracy and timeliness of their filings, the Company will coordinate the preparation and filing of these reports on their behalf, in accordance with the onboarding procedures and powers of attorney separately provided to each Section 16 Reporting Person.

What Must Be Reported Under Section 16(a)

Section 16 Reporting Persons are required to report beneficial ownership of any class of equity securities of the Company, including common shares, ADRs, options, warrants, convertible securities, derivatives, and most types of equity awards (including, in certain cases, cash-settled awards tied to the performance of equity securities). Each change in pecuniary interest triggers a reporting obligation, including any transactions in Company equity securities or derivatives thereof (whether in the United States or on the Bolsa Mexicana de Valores or any other exchange), equity award grants, certain vestings and settlements, option and warrant exercises, the conversion and settlement of derivatives, certain trust, estate, and tax planning transfers, and gifts of equity securities. Beneficial ownership for Section 16(a) purposes includes securities held by members of a person’s immediate family sharing the same household and securities held by or through certain trusts, corporations, limited liability companies, limited partnerships, or other entities that hold Company equity securities for the benefit of the Section 16 Reporting Person.

XI. Disciplinary and Corrective Measures

If the Company or the Responsible Officer determines that these Guidelines have been violated, the offending party may face disciplinary actions, which may include dismissal from their role or termination of their relationship with the Company. Sanctions may include warnings, reassignment, suspension with or without pay, or removal from duties.

Additionally, violations of these Guidelines may also constitute regulatory infractions, subject to severe penalties, including criminal liability. Individuals who engage in transactions using Insider Information (even outside national territory if the effects are domestic), or who disclose Insider Information to third parties who later trade based on it, may be subject to fines by the regulatory authority and civil and/or criminal liability before affected parties and third parties.

The Company expects full cooperation from all Related Persons during internal investigations.

XII. Other Recommendations

Perception Matters

When interpreting the rules and principles set forth above, Related Persons must act with strictness and caution.

Consequently, no transactions should be carried out involving any security and/or derivative financial instrument whose underlying asset is security issued by the Company if there is any possibility or appearance that such transaction could be interpreted as improper use of Insider Information. In addition, it is recommended to refrain from short-term trading and to favor long-term and diversified investments, unless full compliance with the applicable regulations can be ensured.

Confidentiality

The unauthorized disclosure of Confidential Information to anyone, including family members, is strictly prohibited.

The disclosure of such information may constitute illegal conduct and may also result in unlawful transactions. Therefore, Related Persons must not discuss Company matters or developments in our business or operations with any person outside the Company, except as strictly required for the performance of their duties.

They also must not recommend that anyone buy or sell securities and/or derivative financial instruments whose underlying asset is a security issued by the Company, nor make any statements about the merits of investing in such securities or instruments unless expressly authorized to do so.

Related Persons must not respond to any inquiries regarding the Company, its clients, or its operations, and must instead refer such persons to the appropriate area within the Company.

Compliance with Applicable Regulations

Regardless of adherence to these Guidelines, Related Persons must strictly comply with all applicable laws and regulations. These Guidelines are not intended to replace the need for study, analysis, and understanding of the relevant legal provisions. It is expected that Related Persons are familiar with and understand such provisions before conducting any transaction involving securities and/or derivative financial instruments based on securities issued by the Company.

XIII. Reporting Violations

The Responsible Officer shall inform the Board of Directors of any violations of these Guidelines that come to their attention.

Likewise, if the Responsible Officer, in the course of their duties, identifies breaches or non-compliance with these Guidelines that, in their judgment, may constitute violations of the Securities Market Law, they shall report such events to the Commission no later than two business days after becoming aware of them. A copy of this report shall be simultaneously submitted to the Committee responsible for corporate practices.

Compliance Officer

The Company has appointed Lic. Karla Denise Montaño Pérez as the Responsible Officer in charge of monitoring compliance with the General Provisions as well as with these Guidelines, policies, and control mechanisms.

Contact details of the Responsible Officer:

Lic. Karla Denise Montaño Pérez
Corporate Legal Manager
Grupo Aeroportuario del Pacífico, S.A.B. de C.V. Av. Mariano Otero 1249-B, Sixth Floor
Col. Rinconada del Bosque, Guadalajara, Jalisco, Mexico
Zip Code 44530

CLOSING REMARK

We emphasize that merely being a shareholder or holder of any security and/or derivative financial instrument whose underlying asset is a security issued by the Company is not, in and of itself, a prohibited or punishable act. However, failing to consider and/or comply with the applicable legal provisions regarding securities transactions and the improper use of insider information—as well as using confidential information obtained through one’s position for purposes unrelated to the Company’s business (whether involving securities of the Company or third parties)—are extremely serious matters that the Company will actively seek to prevent and prosecute, including by cooperating with the competent authorities.

GLOSSARY OF TERMS AND DEFINITIONS

Term	Definition
Stock Exchange	Refers to the Bolsa Mexicana de Valores, S.A.B. de C.V. (Mexican Stock Exchange).
Commission	Refers to the Comisión Nacional Bancaria y de Valores (National Banking and Securities Commission).
Confidential Information

All information about the Company that has been designated as confidential by the Company, or that is expressly classified as such in documents, contracts, or agreements governing the relationship with its clients, or that is deemed confidential under applicable legal provisions.

Sensitive Market Information	Information related to the registration of securities with the Registry maintained by the Commission, public offerings, and/or the acquisition or sale of treasury shares.
Publicly Available Information

Includes passenger traffic, annual guidance, and any other public information which, on its own or combined with other public information, reasonably allows an investor to anticipate the operating and financial performance of the Issuer for the relevant fiscal year.

Guidelines	Refers to these guidelines, policies, and control mechanisms.
Exposed Persons	Individuals involved in the following functions or activities, to the extent that such duties require access to insider or confidential information:
a) Ongoing:
i. Preparation of analytical reports
ii. Preparation of financial statements and operational reports
iii. Execution or decision-making in share buybacks
iv. Treasury management of the Company
b) Occasional:
i. Corporate restructurings such as mergers, spin-offs, acquisitions or asset sales, as well as changes in ownership structure

Term	Definition
ii. Related-party transactions
iii. Public tender offers
iv. Extraordinary transactions outside the ordinary course of business that may constitute Insider Information
Related Persons

Refers to the members and secretary of the Board of Directors, the CEO and other key executives, employees, legal representatives, and external auditors of the Company or its controlled entities, as well as individuals related to any of the above.

Registry	Refers to the National Securities Registry maintained by the Commission.
Responsible Officer

Refers to the individual appointed by the Company’s Board of Directors in charge of overseeing compliance with the General Provisions Applicable to Transactions with Securities by Board Members, Executives, and Employees of Financial Institutions and Other Obligated Persons, as well as with these Guidelines.

Company	Refers to Grupo Aeroportuario del Pacífico, S.A.B. de C.V.
Passenger Traffic	Refers to partial or total information on the number of passengers passing through the airports managed by the Company during a given period.